Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com

Santander Consumer USA Holdings Inc. reports first quarter 2014 net income of $81.5 million, or $0.23 per share, and declares cash dividend of $0.15 per share.

Core net income of $157.3 million, or $0.44 per diluted share.

Return on equity of 11.6 percent, or core return on equity of 22.4 percent, and return on assets of 1.2 percent, or core return on assets of 2.3 percent.

Dallas, TX (May 1, 2014) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced net income for first quarter 2014 of $81.5 million, or $0.23 per diluted common share, compared to net income attributable to SCUSA shareholders for first quarter 2013 of $290.4 million, or $0.84 per diluted common share. However, core net income1 for first quarter 2014 was $157.3 million, or $0.44 per diluted common share compared to fourth quarter 2013 net income of $113.9 million, or $0.33 per diluted common share. This represents core earnings growth of 38 percent quarter-over-quarter driving core return on equity1 of 22.4 percent and core return on assets1 of 2.3 percent. The Board has declared a cash dividend of $0.15 per share to be paid May 30, 2014 to shareholders of record as of the close of business on May 12, 20142.

“SCUSA is pleased to report strong results for our first quarter as a public company as core net income grew 38 percent quarter-over-quarter. We continued to demonstrate strong liquidity and capital markets access, issuing more retail auto loan asset-backed securities year-to-date than any other issuer in the market. Our asset origination performance in the first quarter positions us for continued growth and profitability in the coming quarters. We are confident in the financial objectives discussed prior to our IPO with regard to dividend payments of 30 percent, a return on equity of 20-25 percent, and EPS growth of approximately 10 percent. In addition, we’ve just completed a successful first year for Chrysler Capital, a key growth driver for the company,” said Tom Dundon, Chairman and Chief Executive Officer.

“In an environment of increased competition, we are continuing to enhance shareholder value by leveraging our efficient structure and relationships, including Chrysler, to produce profitable asset growth. A further testament to our shareholder commitment is our Board of Directors’ decision to declare a dividend on our earnings from our first quarter as a public company. Our balance sheet strength and robust profitability affords us the opportunity to continue to drive total shareholder return,” said Jason Kulas, President and Chief Financial Officer.

[1]	For a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 10 of this release.
[2]	Based on 348,768,039 shares outstanding as of May 1, 2014, the dividend is expected to be $52.3 million.

SCUSA produced its highest quarterly origination volume to date in the first quarter, originating more than $6.9 billion in consumer loans and leases, including more than $3.5 billion in Chrysler retail loans and more than $1.2 billion in Chrysler leases3. Finance receivables, loans and leases, net, increased to $25.3 billion at March 31, 2014, up 8 percent from $23.4 billion at December 31, 2013 and up 51 percent from $16.7 billion at March 31, 2013, driven by Chrysler Capital and SCUSA’s strong origination volume. Due to the Chrysler Capital agreement and other origination opportunities, SCUSA slightly shifted its mix of new originations toward higher credit quality borrowers year-over-year. In the first quarter of 2014, SCUSA’s average APR on new retail installment contract originations was 13.7 percent, versus a 17.4 percent average APR on first quarter 2013 originations. While the credit mix shifted toward higher credit quality borrowers, SCUSA maintained its pricing discipline for new originations.

For the first quarter of 2014 as compared to the first quarter of 2013, net interest income increased 43 percent to $1.0 billion, from $732 million, driven by the 51 percent year-over-year portfolio growth. The provision for loan losses increased to $699 million in the first quarter 2014, from $217 million in the first quarter 2013. More than half of the provision increase was driven by upfront loan loss provisions related to the strong growth in the asset portfolio during the quarter, while the majority of the remaining increase is related to building loan loss reserves on the existing portfolio. The allowance for loan losses increased to $2.9 billion in the first quarter of 2014, from $2.5 billion in the fourth quarter of 2013, and from $1.8 billion in the first quarter of 2013. SCUSA’s net charge-off ratio declined to 6.4 percent in the first quarter of 2014 from 8.1 percent in the fourth quarter of 2013, as compared to a decline to 3.9 percent in the first quarter of 2013 from 6.4 percent in the fourth quarter of 2012. Additionally, SCUSA’s delinquency ratio declined to 3.1 percent as of the first quarter of 2014 from 4.5 percent as of the fourth quarter of 2013, compared to a decline to 3.3 percent as of the first quarter 2013 from 4.6 percent as of the fourth quarter of 2012.

During the quarter, SCUSA incurred $318 million of operating expenses, or $199 million of core operating expenses. Core operating expenses were up 33 percent since the first quarter of 2013, primarily due to SCUSA’s strong asset growth over the previous year. SCUSA produced a 27.0 percent efficiency ratio, or 16.9 percent core efficiency ratio, for the quarter, versus 18.4 percent in the same period last year. First quarter results also included nonrecurring pre-tax stock compensation expense totaling $118 million related to options vesting upon SCUSA’s initial public offering.

During the quarter, SCUSA continued to show strong access to liquidity with the execution of three secured structured financings totaling $2.7 billion, a Chrysler Capital financing for $765 million, an affiliated revolving credit line for $300 million, and an additional debt facility for $250 million. The sale treatment of the Chrysler Capital financing, along with SCUSA’s monthly loan sales to Bank of America and a bulk loan sale to Citizens Bank of Pennsylvania (“CBP”), a subsidiary of RBS Citizens Financial Group, produced $36 million in gains on sale, and contributed to the growth in the portfolio of loans and leases serviced for others by 37 percent to $6.2 billion at March 31, 2014, from $4.5 billion at December 31, 2013. Servicing fee income for the quarter totaled $10.4 million.

Since the quarter end, SCUSA has continued to be active in the capital markets, successfully executing two additional funding initiatives totaling more than $1.7 billion. These initiatives included SCUSA’s second public securitization of 2014 and a series of six subordinate bond transactions to fund residual interests from existing securitizations. SCUSA also completed a second sale to CBP of prime Chrysler Capital loans.

[3]	Excludes more than $200 million in Chrysler Capital lease financings facilitated for an affiliate.

Other Recent Developments

SCUSA’s original equipment manufacturer (“OEM”) relationships have recently grown to include another OEM, whereby SCUSA will provide nonprime retail auto financing through a turn-down program4 for new and used vehicles for this OEM’s customers and dealers in the U.S. This agreement was the result of several months of successful testing at select dealers. Additionally, SCUSA continues its discussions with Maserati regarding the Maserati Capital relationship announced early in 2014. In April 2014, SCUSA expanded its unsecured personal lending business by executing an additional agreement with LendingClub Corporation, whereby SCUSA has the first opportunity to review for its own portfolio, applications that do not meet either the public credit policy or custom credit policy facilitated by LendingClub’s platform. SCUSA also has recently signed an agreement with a technology company, GreenSky Trade Credit, LLC, whereby GreenSky will facilitate SCUSA’s origination of turn-down loans in the retail home improvement space4.

Conference Call Information

SCUSA management will host a conference call and webcast to discuss the first quarter results and other general matters at 11 a.m. EDT on Thursday, May 1, 2014. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 779-232-4696 (international), conference ID 35160355. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q1 2014 Earnings Call. Additionally there will be several slides accompanying the webcast. Please go to the website at least fifteen minutes prior to the call to register, download, and install any necessary software.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 35160355, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through May 1, 2015. An investor presentation will also be available by visiting the Investor Relations page of SCUSA’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure

This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SCUSA believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SCUSA’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

[4]	A turn-down program refers to a program whereby the lending request was denied by the primary lender.

Forward Looking Statements

This press release may contain forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in them. SCUSA’s actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in the annual report on Form 10-K filed by SCUSA with the Securities and Exchange Commission. Any or all of our forward-looking statements in this press release may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation that the future plans, estimates, or expectations contemplated by SCUSA will be achieved. SCUSA has based these forward-looking statements largely on SCUSA’s current expectations and projections about future events and financial trends that SCUSA believes may affect SCUSA’s financial condition, results of operations, business strategy, and financial needs. There are important factors that could cause SCUSA’s actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) adverse economic conditions in the United States and worldwide may negatively impact SCUSA’s results; (2) SCUSA’s business could suffer if its access to funding is reduced; (3) SCUSA faces significant risks implementing its growth strategy, some of which are outside SCUSA’s control; (4) SCUSA’s agreement with Chrysler Group LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (5) SCUSA’s business could suffer if it is unsuccessful in developing and maintaining relationships with automobile dealerships; (6) SCUSA’s financial condition, liquidity, and results of operations depend on the credit performance of SCUSA’s loans; (7) loss of SCUSA’s key management or other personnel, or an inability to attract such management and personnel, could negatively impact SCUSA’s business; (8) future changes in SCUSA’s relationship with Banco Santander, S.A. could adversely affect SCUSA’s operations; and (9) SCUSA operates in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect SCUSA’s business.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. The company, which began originating retail installment contracts in 1997, has a serviced finance portfolio of over $34 billion (as of March 31, 2014), has approximately 2 million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.

Financial Supplement

First Quarter 2014

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Originations	9
Table 5: Reconciliation of Non-GAAP Measures	10

Table 1: Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)
	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Cash and cash equivalents	$112,835	$10,531
Receivables held for sale	171,466	82,503
Retail installment contracts held for investment, net	21,087,173	20,219,609
Unsecured consumer loans, net	1,000,545	954,189
Restricted cash	1,830,392	1,563,613
Receivables from dealers held for investment	108,200	94,745
Accrued interest receivable	312,040	319,157
Leased vehicles, net	2,956,910	2,023,433
Furniture and equipment, net of accumulated depreciation	30,315	25,712
Federal, state and other income taxes receivable	304,032	372,338
Deferred tax asset	232,185	197,041
Goodwill	74,056	74,056
Intangible assets	54,391	54,664
Other assets	521,693	410,305

Total assets	$28,796,233	$26,401,896

Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$9,573,726	$8,099,773
Notes payable — secured structured financings	15,783,587	15,195,887
Accrued interest payable	26,784	26,512
Accounts payable and accrued expenses	390,845	283,106
Federal, state and other income taxes payable	15,502	7,623
Other liabilities	97,771	102,163

Total liabilities	25,888,215	23,715,064

Equity:
Common stock, $0.01 par value — 1,100,000,000 shares authorized;
348,770,333 and 346,763,261 shares issued and 348,767,179 and 346,760,107 shares outstanding, respectively	3,488	3,468
Additional paid-in capital	1,547,075	1,409,463
Accumulated other comprehensive loss	(765)	(2,853)
Retained earnings	1,358,220	1,276,754

Total stockholders’ equity	2,908,018	2,686,832

Total liabilities and equity	$28,796,233	$26,401,896

Table 2: Condensed Consolidated Statements of Income

(Unaudited) (Dollars in thousands, except per share amounts)			For the Three
	For the Three Months Ended		Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
Interest on finance receivables and loans	$1,140,329	$811,907	$1,049,298
Leased vehicle income	147,123	—	94,810
Other finance and interest income	250	2,685	140

Total finance and other interest income	1,287,702	814,592	1,144,248
Interest expense	124,446	82,997	117,725
Leased vehicle expense	120,069	—	73,028

Net interest income	1,043,187	731,595	953,495
Provision for loan losses	698,594	217,193	629,162

Net interest income after provision for loan losses	344,593	514,402	324,333
Profit sharing	32,161	—	43,444

Net interest income after provision for loan losses and profit sharing	312,432	514,402	280,889
Gain on sale of receivables	35,814	—	31,739
Servicing fee income	10,405	7,271	4,454
Fees, commissions, and other	89,304	68,858	66,495

Total other income	135,523	76,129	102,688
Salary and benefits expense	201,915	62,547	87,884
Repossession expense	48,431	36,158	44,312
Other operating costs	68,102	50,169	70,450

Total operating expenses[1]	318,448	148,874	202,646

Income before income taxes	129,507	441,657	180,931
Income tax expense	48,041	152,798	67,005

Net income[1]	81,466	288,859	113,926
Noncontrolling interests	—	1,543	—

Net income attributable to Santander Consumer USA Holdings Inc. shareholders	$81,466	$290,402	$113,926

Net income per common share (basic)	$0.23	$0.84	$0.33

Net income per common share (diluted)[1]	$0.23	$0.84	$0.33

Weighted average common shares (basic)	348,101,891	346,164,763	346,201,020

Weighted average common shares (diluted)	356,325,036	346,164,763	346,201,020

[1]	See corresponding non-GAAP metrics for the first quarter of 2014, and reconciliation to the GAAP measures shown here, on page 10.

Table 3: Other Financial Information

(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,	March 31,	Three Months Ended December 31, 2013
	2014	2013
Ratios
Yield on earning assets	16.6%	17.2%	16.4%
Cost of debt	2.0%	2.0%	2.1%
Net interest margin	14.8%	15.5%	14.6%
Efficiency ratio[1]	27.0%	18.4%	19.2%
Return on average assets[1]	1.2%	6.1%	1.8%
Return on average equity[1]	11.6%	47.8%	17.3%
Net charge-off ratio	6.4%	3.9%	8.1%
Delinquency ratio, end of period	3.1%	3.3%	4.5%

Other Financial Information
Charge-offs, net of recoveries	$406,600	$182,885	$494,284
End of period Delinquent principal over 60 days	802,133	643,023	1,102,373
End of period Gross finance receivables and loans	25,889,724	19,223,798	24,542,911
Average Gross finance receivables and loans	25,394,124	18,884,019	24,309,483
End of period Gross finance receivables, loans and leases	29,252,131	19,223,858	26,822,857
Average gross finance receivables, loans and leases	28,213,931	18,884,034	26,148,796
Average Total assets	27,812,499	19,094,885	25,931,737
Average Debt	24,570,719	16,296,712	22,913,106
Average Total equity	2,809,838	2,417,704	2,629,036

“Yield on earning assets” is defined as the ratio of the sum of Interest on finance receivables and loans and Leased vehicle income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

“Cost of debt” is defined as the ratio of Interest expense to Average debt

“Net interest margin” is defined as the ratio of Net interest income to Average gross finance receivables, loans and leases

“Efficiency ratio” is defined as the ratio of Operating expenses to the sum of Net interest income and Other income

“Return on average assets” is defined as the ratio of Net income to Average total assets

“Return on average equity” is defined as the ratio of Net income to Average total equity

“Net charge-off ratio” is defined as the ratio of Charge-offs, net of recoveries, to Average gross finance receivables and loans

“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period Gross finance receivables and loans

[1]	See corresponding non-GAAP metrics for the first quarter of 2014, and reconciliation to the GAAP measures shown here, on page 10.

Table 4: Originations

(Dollars in thousands)
	Three Months Ended		Three Months Ended December 31, 2013
	March 31, 2014	March 31, 2013
Retail installment contracts	$5,612,636	$2,684,891	$4,011,961
Average APR	13.7%	17.4%	13.4%
Average discount	2.5%	5.9%	2.4%

Unsecured consumer loans	$107,902	$203	$516,431
Average APR	20.8%	19.6%	23.8%
Average discount	—	—	—

Receivables from dealers	$14,823	$83,080	$39,602
Average APR	3.4%	3.7%	3.2%
Average discount	—	—	—

Leases	$1,211,999	$60	$1,001,277

Table 5: Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)

For the Three Months Ended March 31, 2014
Net income	$81,466
Add back:
Stock compensation recognized upon IPO, net of tax	74,428
Other IPO-related expenses, net of tax	1,409

Core net income	$157,303

Weighted average common shares (diluted)	356,325,036
Net income per common share (diluted)	$0.23

Core net income per common share (diluted)	$0.44

Average total assets	$27,812,499
Return on average assets	1.2%

Core return on average assets	2.3%

Average total equity	$2,809,838
Return on average equity	11.6%

Core return on average equity	22.4%

Operating expenses	$318,448
Deduct:
Stock compensation recognized upon IPO	117,654
Other IPO-related expenses	2,175

Core operating expenses	$198,619

Sum of net interest income and other income	$1,178,710
Efficiency ratio	27.0%

Core efficiency ratio	16.9%